FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 9, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Operations Update

Salt Lake City, October 9, 2012 – FX Energy, Inc. (NASDAQ: FXEN) issued an operations update on its activities in Poland.

Kutno-2 Well

The Kutno-2 well has reached a depth of 6,576 meters, 126 meters deeper than the projected total depth when the well was originally started.  The well has encountered reasonably good gas shows and temperatures favorable for hydrocarbon presence throughout the Rotliegend section.  However, the porosities seen in the well cores are not as good as have been encountered in the Company’s successful Rotliegend wells at shallower depths in the Fences concession.

The Company currently plans to continue drilling and coring for an as yet undetermined number of meters, then run a drill stem test to gauge well bore gas entry rate and gas composition.

Andy Pierce, Vice President of Operations, cautioned, “We appreciate the high level of interest in this well from our shareholders. However, it is simply too early to speculate as to a definitive result. We will continue to provide updates as events warrant.”

The Kutno-2 well is being drilled together with the Polish Oil and Gas Company (PGNiG).  PGNiG will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

Frankowo-1 Well

The Company’s 100% owned Frankowo-1 well has reached the base of the Zechstein formation at a depth of 2,040 meters.  The well has been logged and casing is currently being run prior to drilling into the Rotliegend target horizon.

While drilling through the Zechstein, a 45.5 meter (149 feet) section of Main Dolomite was encountered.  Logs and samples show that the entire Main Dolomite horizon is gas saturated with good fracture and matrix porosity.  Gas quality and hydrocarbon content is not currently known; regionally, however, Main Dolomite gas has shown hydrocarbon content in the 20-40% range plus associated condensate.

As soon as the casing has been cemented the Company plans to drill, core and test the Rotliegend sands, the primary target in this well. If the Frankowo-1 well is a commercial success in the Rotliegend, the Company will complete the well for production and drill a second well nearby to test the Main Dolomite. If Frankowo-1 is not successful in the Rotliegend, it will be plugged back to test the Main Dolomite.

Frankowo-1 is located in FX Energy’s 100% held Block 246, which covers approximately 241,000 acres immediately to the southwest of the Fences concession. The concession may have potential in the Rotliegend, Carboniferous, Main Dolomite and Zechstein Limestone horizons.

Tuchola-1

Drilling and service contractors for the Tuchola-1 well have been selected and location work is underway.  The Tuchola-1 well is expected to begin drilling in November.  The well is designed to test two independent target horizons: gas potential in the Ca2 Main Dolomite at a depth of approximately 2,550 meters, and oil potential in the Devonian from a depth of approximately 3,180 meters to 3,820 meters.

The Tuchola-1 well is located on the Company’s 100% owned Edge concession, which covers approximately 881,000 acres in four separate blocks in northern Poland.

Mieczewo-1K

Drill site preparation is underway at the Mieczewo-1K location with a spud date expected in the fourth quarter of this year.  The Mieczewo-1K is designed to test for gas in the Rotliegend in the Fences concession, approximately 5 kilometers west of the currently producing Kromolice-2 well.  PGNiG is the operator of the well and holds a 51% interest; the Company holds a 49% interest.

Komorze-3 and Lisewo-1K Wells

Mechanical difficulties during the initial test of the Komorze-3 well required recompletion of the well.  A production test will be carried out as soon as the recompletion work is finished.  The Komorze-3 well compares favorably in terms of gas column and porosity to the Lisewo-1K well, approximately 4 kilometers to the southwest.

The Lisewo-1K was production tested in 2011 and is forecast to produce at an initial plateau rate of approximately 4.5 to 5.0 million cubic feet per day. Work is underway on a production facility that will serve both the Lisewo-1K and the Komorze-3 wells.  Production is forecast to commence in the second half of 2013. PGNiG is the operator of both wells, which are located in the eastern portion of the Fences concession. PGNiG holds a 51% interest in the Fences concession; the Company holds a 49% interest.

Plawce-2

Halliburton has been selected as the contractor for fracture treating the Plawce-2 well. Operations are expected to be completed during the fourth quarter, although no specific start date has been set.  The Plawce-2 well was completed in 2011 in an area where the Rotliegend sands were known to be tight. The fracture treatment is intended to determine whether commercial rates of gas production can be obtained through a vertical well in this immediate area. Plawce-2 is located in the northwestern portion of the Fences concession. PGNiG is the operator of the well and holds a 51% interest; the Company holds a 49% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website  www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.